Company Contacts: Claire Fong Tom Chesterman Tel: 510.601.2000 investor@bionovo.com	Investor Contacts: Joe Diaz, Robert Blum Joe Dorame Lytham Partners, LLC Tel: 602.889.9700 bnvi@lythampartners.com

Bionovo Announces First Quarter 2009 Highlights and
Financial Results

EMERYVILLE, Calif. – May 7, 2009 — Bionovo, Inc. (NASDAQ: BNVI) today announced first quarter highlights and financial results for the three months ended March 31, 2009.

Company Highlights

—
Bionovo presented data on a preclinical anti-cancer drug candidate, BN108, at the American Association of Cancer Research (AACR) conference in April.  TspA3 has been identified as an active compound of BN108 that is responsible for BN108’s selective cytotoxicity.  BN108 and TspA3 induce apoptosis through rapid inactivation of AKT and mTOR kinases in breast cancer cells but not in normal cells.

—	Two additional members joined Bionovo’s Scientific Advisory Board, Jan-Ake Gustafsson and Bert W. O’Malley.

—	The Company continues to work towards satisfying the FDA’s requests for clarification of the manufacturing and analytical strategy to be used in ensuring the consistency of its drug products.

—	The Company continues to pursue a wide variety of funding options including government grants, partnering, and debt and equity offerings.

First Quarter Results

Total operating expenses for the three months ending March 31, 2009 were $4.6 million compared to $4.2 million for the same period in 2008.  Total operating expenses for the first quarter included one-time expenses associated with the relocation of the Company’s headquarters, the purchase of raw materials for manufacturing purposes throughout the year, and severance costs.  The Company expects operating expenses to decrease in the second quarter.

The Company reported a net loss for the three months ended March 31, 2009 of $4.7 million, or $0.06 per share, compared with a net loss of $3.9 million, or $0.05 per share, for the same period in 2008.

The Company ended the quarter with $9.1 million in cash, cash equivalents and short term investments, and began the quarter with $13.6 million, a difference of $4.5 million.  The cash balance at the end of the quarter reflects the one-time cash expenses mentioned above.

Commenting on the quarter, Dr. Isaac Cohen, chairman and CEO of Bionovo, stated, “We have been diligently addressing the FDA’s requests, and are hopeful that we can satisfy them swiftly. We have also been aggressively pursuing partnership opportunities, potential grants, and other forms of funding. We remain confident that we will be able to continue development of our exciting pipeline of drug candidates.”

Conference Call

The Company will conduct a conference call and webcast to review the financial results and the Company’s plans for 2009 later today, Thursday, May 7, 2009 at 4:30 p.m. ET.

Interested parties can access the call by dialing (877) 356-5706 or (706) 643-0580, or can listen via a live Internet webcast, which can be found at http://bionovo.com/investors/events. A replay of the call will be available via webcast at http://bionovo.com/investors/events for 30 days or by playback at (800) 642-1687 or (706) 645-9291, access code 94818134, through May 10, 2009.

About Bionovo, Inc.
Bionovo, Inc. is a pharmaceutical company focused on the discovery and development of safe and effective treatments for women's health and cancer, markets with significant unmet needs and billions in potential annual revenue. The company applies its expertise in the biology of menopause and cancer to design new drugs derived from botanical sources which have novel mechanisms of action. Based on the results of early and mid-stage clinical trials, Bionovo believes they have discovered new classes of drug candidates within their rich pipeline with the potential to be leaders in their markets. Bionovo is headquartered in Emeryville, California and is traded on the NASDAQ Capital Market under the symbol, "BNVI". For more information about Bionovo and its programs, visit: http://www.bionovo.com.

Forward Looking Statements
This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Financial Tables on Following Pages

Bionovo, Inc.
(A Development Stage Company)
Condensed Consolidated Statements of Operations
(Unaudited, in thousands, except per share amounts)

	Three months ended March 31,		Accumulated from February 1, 2002 (Date of inception) to March 31,
	2009	2008	2009

Revenues	$-	$-	$892

Operating expenses:
Research and development	3,601	2,387	30,809
General and administrative	1,009	1,822	14,558
Merger cost	-	-	1,964
Total operating expenses	4,610	4,209	47,331

Loss from operations	(4,610)	(4,209)	(46,439)

Change in fair value of warrant liability	-	-	831
Interest income	54	306	2,045
Interest expense	(33)	(27)	(399)
Other expense	(79)	(19)	(156)
Net loss	$(4,668)	$(3,949)	$(44,118)
Basic and diluted net loss per common share	$(0.06)	$(0.05)	$(1.02)

Shares used in computing basic and diluted net loss per share	76,363	76,343	43,280

Bionovo, Inc.
(A Development Stage Company)
Condensed Consolidated Balance Sheets
(in thousands, except share amounts)

	March 31, 2009	December 31, 2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,338	$3,270
Short-term investments	3,757	10,292
Receivables	67	126
Prepaid expenses and other current assets	438	805
Total current assets	9,600	14,493
Property and equipment, net	6,758	6,938
Other assets and patent pending, net	1,309	1,073
Total assets	$17,667	$22,504

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$471	$521
Accrued clinical and costs of other studies	86	73
Accrued compensation and benefits	360	456
Current portion of lease obligations	656	682
Other current liabilities	570	595
Total current liabilities	2,143	2,327

Non-current portion of lease obligation	392	545

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; none issued and outstanding	-	-
Common stock $0.0001 par value, 190,000,000 shares authorized, 76,363,101 and 76,363,101 shares outstanding at March 31, 2009 and December 31, 2008, respectively	8	8
Additional paid-in capital	59,235	59,050
Accumulated other comprehensive gain	7	24
Accumulated deficit	(44,118)	(39,450)
Total shareholders’ equity	15,132	19,632
Total liabilities and shareholders’ equity	$17,667	$22,504

* The balance sheet at December 31, 2008 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.